Exhibit 2.1





                      ACQUISITION AGREEMENT





                     Dated January 28, 1994




                          By and Among





                      HUGHES SUPPLY, INC.,


                      SWAIM SUPPLY COMPANY,


      TESTAMENTARY TRUST UNDER THE WILL OF WILLIAM S. SWAIM
                               AND
                         JAMES B. SLOAN

                        TABLE OF CONTENTS



ARTICLE I - Acquisition of the Common Stock. . . . . . . . . .  1
     1.1  Acquisition of the Common Stock. . . . . . . . . . .  1
     1.2  Consideration for the Common Stock . . . . . . . . .  1
          1.2.1     Merger Consideration . . . . . . . . . . .  2
               1.2.1.1   Base Price. . . . . . . . . . . . . .  2
               1.2.1.2   Final Adjusted Price. . . . . . . . .  2
               1.2.1.4   Ratable Interest. . . . . . . . . . .  4
          1.2.2     Disbursement of the Merger
               Consideration . . . . . . . . . . . . . . . . .  4
               1.2.2.1   Base Price. . . . . . . . . . . . . .  4
               1.2.2.2   Final Adjusted Price. . . . . . . . .  4
               1.2.2.3   Form of Payment of Merger
                    Consideration: Hughes Stock; Cash and
                    Hughes Stock . . . . . . . . . . . . . . .  4
               1.2.2.4  Proportional Payments of Cash and
                    Hughes Stock . . . . . . . . . . . . . . .  5
               1.2.2.5   No Fractional Shares. . . . . . . . .  5
          1.2.3     No Dissenting Shares . . . . . . . . . . .  5

ARTICLE II - Representations and Warranties of SSC and the
     Stockholders. . . . . . . . . . . . . . . . . . . . . . .  5
     2.1  Valid Corporate Existence; Qualification . . . . . .  5
     2.2  Capitalization . . . . . . . . . . . . . . . . . . .  6
     2.3  No Subsidiaries. . . . . . . . . . . . . . . . . . .  6
     2.4  Consents . . . . . . . . . . . . . . . . . . . . . .  6
     2.5  Corporate Authority; Binding Nature of Agreement;
          Title to SSC Stock, etc. . . . . . . . . . . . . . .  6
     2.6  Financial Statements . . . . . . . . . . . . . . . .  7
     2.7  Liabilities. . . . . . . . . . . . . . . . . . . . .  7
     2.8  Actions Since Balance Sheet Date . . . . . . . . . .  7
     2.9  Absence of Changes . . . . . . . . . . . . . . . . .  8
     2.10 Taxes. . . . . . . . . . . . . . . . . . . . . . . .  8
     2.11 Ownership of Assets; Trademarks, etc.. . . . . . . .  9
     2.12 Insurance. . . . . . . . . . . . . . . . . . . . . .  9
     2.13 Litigation, Compliance with Law. . . . . . . . . . . 10
     2.14 Real Property. . . . . . . . . . . . . . . . . . . . 10
     2.15 Agreements and Obligations, Performance. . . . . . . 11
     2.16 Condition of Assets. . . . . . . . . . . . . . . . . 12
     2.17 Accounts and Notes Receivable. . . . . . . . . . . . 12
     2.18 Permits and Licenses . . . . . . . . . . . . . . . . 12
     2.19 Banking Arrangements . . . . . . . . . . . . . . . . 12
     2.20 Interest in Assets . . . . . . . . . . . . . . . . . 13
     2.21 Salary Information . . . . . . . . . . . . . . . . . 13
     2.22 Employee Benefit Plans . . . . . . . . . . . . . . . 13
          2.22.1    Welfare Plans; Claims. . . . . . . . . . . 13
          2.22.2    Welfare Plans; Compliance. . . . . . . . . 13
          2.22.3    Welfare Plans; Prohibited Transactions . . 13
          2.22.4    COBRA. . . . . . . . . . . . . . . . . . . 14
     2.23 No Breach. . . . . . . . . . . . . . . . . . . . . . 14
     2.24 Brokers. . . . . . . . . . . . . . . . . . . . . . . 14
     2.25 Labor Discussions. . . . . . . . . . . . . . . . . . 15
     2.26 Change of Name . . . . . . . . . . . . . . . . . . . 15
     2.27 Pollution and Other Regulations. . . . . . . . . . . 15
     2.28 Untrue or Omitted Facts. . . . . . . . . . . . . . . 15
     2.29 Accuracy of Information Supplied for Registration
          Statement. . . . . . . . . . . . . . . . . . . . . . 16
     2.30 Investment Representation. . . . . . . . . . . . . . 16
     2.31 Access to Information. . . . . . . . . . . . . . . . 16

ARTICLE III - Representations and Warranties of Purchaser. . . 17
     3.1  Valid Corporate Existence; Qualification . . . . . . 17
     3.2  Capitalization . . . . . . . . . . . . . . . . . . . 17
     3.3  Consents . . . . . . . . . . . . . . . . . . . . . . 17
     3.4  Corporate Authority; Hughes Stock Validly Issued;
          Binding Nature of Agreement. . . . . . . . . . . . . 18
     3.5  No Breach. . . . . . . . . . . . . . . . . . . . . . 18
     3.6  Financial Statements . . . . . . . . . . . . . . . . 18
     3.7  Absence of Changes . . . . . . . . . . . . . . . . . 19
     3.8  Brokers. . . . . . . . . . . . . . . . . . . . . . . 19
     3.9  Litigation; Compliance with Laws . . . . . . . . . . 20
     3.10 Untrue or Omitted Facts. . . . . . . . . . . . . . . 20
     3.11 Accuracy of Information Supplied for Registration
          Statement. . . . . . . . . . . . . . . . . . . . . . 20
     3.12 Access to Information. . . . . . . . . . . . . . . . 20

ARTICLE IV - Covenants . . . . . . . . . . . . . . . . . . . . 21
     4.1  Pre-Closing Covenants of SSC and the Stockholders. . 21
          4.1.1     Access . . . . . . . . . . . . . . . . . . 21
          4.1.2     Conduct of Business. . . . . . . . . . . . 21
          4.1.3     Insurance. . . . . . . . . . . . . . . . . 21
          4.1.4     Liabilities. . . . . . . . . . . . . . . . 22
          4.1.5     Preservation of Business . . . . . . . . . 22
          4.1.6     No Breach. . . . . . . . . . . . . . . . . 22
          4.1.7     No Negotiations. . . . . . . . . . . . . . 22
          4.1.8     SSC's Reserve for Doubtful Accounts. . . . 22
          4.1.9     Acquisition of Computer System . . . . . . 22
     4.2  Pre-Closing Covenants of the Purchaser . . . . . . . 23
          4.2.1     Access . . . . . . . . . . . . . . . . . . 23
          4.2.2     No Breach. . . . . . . . . . . . . . . . . 23
     4.3  Post Closing Covenants of the Stockholders . . . . . 24
          4.3.1     Surrender of Merger Consideration to
               Satisfy Obligation With Respect to Final
               Adjusted Price. . . . . . . . . . . . . . . . . 24
          4.3.2     Restrictions on Stock Sales. . . . . . . . 24
     4.4  Post Closing Covenants of the Purchaser. . . . . . . 24
          4.4.1     Payment of Additional Merger
               Consideration If Required for Final Adjusted
               Price . . . . . . . . . . . . . . . . . . . . . 24
          4.4.2     Publication of Financial Statements. . . . 24
          4.4.3     Indemnification with Respect to
               Litigation. . . . . . . . . . . . . . . . . . . 24
     4.5  Covenants of the Purchaser and the Stockholders
          with Respect to Registration of the Hughes Stock . . 25
          4.5.1     Covenants of the Purchaser . . . . . . . . 25
          4.5.2     Covenants of the Stockholders. . . . . . . 26
          4.5.3     Conditions to Indemnification Under
               Sections 4.5.1 and 4.5.2. . . . . . . . . . . . 27

ARTICLE V - Conditions Precedent to the Obligation of the
     Purchaser to Close. . . . . . . . . . . . . . . . . . . . 28
     5.1  Approval of Shareholders . . . . . . . . . . . . . . 28
     5.2  Representations and Warranties . . . . . . . . . . . 28
     5.3  Covenants. . . . . . . . . . . . . . . . . . . . . . 28
     5.4  No Actions . . . . . . . . . . . . . . . . . . . . . 28
     5.5  Consents; Licenses and Permits . . . . . . . . . . . 28
     5.6  Certificate. . . . . . . . . . . . . . . . . . . . . 29
     5.7  Opinion. . . . . . . . . . . . . . . . . . . . . . . 29
     5.8  No Material Adverse Change . . . . . . . . . . . . . 29
     5.9  Escrow Agreement . . . . . . . . . . . . . . . . . . 29
     5.10 Employment Agreement . . . . . . . . . . . . . . . . 29
     5.11 Non-Competition Agreement. . . . . . . . . . . . . . 29
     5.12 Lease Agreements . . . . . . . . . . . . . . . . . . 29
     5.13 Additional Documents . . . . . . . . . . . . . . . . 29
     5.14 Approval of Counsel. . . . . . . . . . . . . . . . . 29

ARTICLE VI - Conditions Precedent to the Obligation of SSC and
     the Stockholders to Close . . . . . . . . . . . . . . . . 30
     6.1  Approval of Shareholders . . . . . . . . . . . . . . 30
     6.2  Representations and Warranties . . . . . . . . . . . 30
     6.3  Covenants. . . . . . . . . . . . . . . . . . . . . . 30
     6.4  No Actions . . . . . . . . . . . . . . . . . . . . . 30
     6.5  Consents . . . . . . . . . . . . . . . . . . . . . . 30
     6.6  No Material Adverse Change . . . . . . . . . . . . . 30
     6.7  Certificate. . . . . . . . . . . . . . . . . . . . . 30
     6.8  Opinion. . . . . . . . . . . . . . . . . . . . . . . 31
     6.9  Execution of Other Agreements. . . . . . . . . . . . 31
     6.10 Additional Documents . . . . . . . . . . . . . . . . 31
     6.11 Approval of Counsel. . . . . . . . . . . . . . . . . 31
     6.12 Release of Stockholder Guarantees and Payment of
          Designated Indebtedness of SSC . . . . . . . . . . . 31

ARTICLE VII - Closing. . . . . . . . . . . . . . . . . . . . . 31
     7.1  The Closing. . . . . . . . . . . . . . . . . . . . . 31
     7.2  Location, Time and Date. . . . . . . . . . . . . . . 32
     7.3  Conditions of the Closing. . . . . . . . . . . . . . 32
     7.4  Items to be Delivered by SSC and the Stockholders. . 32
     7.5  Items to be Delivered by Purchaser . . . . . . . . . 33

ARTICLE VIII - Survival of Representations; Indemnification. . 33
     8.1  Survival . . . . . . . . . . . . . . . . . . . . . . 33
     8.2  Indemnification by SSC and the Stockholders. . . . . 33
     8.3  Indemnification by the Purchaser . . . . . . . . . . 34
     8.4  Nature of Liability of SSC and the Stockholders. . . 34
     8.5  Limitations of Liability . . . . . . . . . . . . . . 34
          8.5.1     Claims . . . . . . . . . . . . . . . . . . 34
          8.5.2     Liability of SSC and the Stockholders. . . 34
          8.5.3     Liability of the Purchaser . . . . . . . . 34
          8.5.4     Final Determination. . . . . . . . . . . . 35
     8.6  Defense of Claims. . . . . . . . . . . . . . . . . . 35

ARTICLE IX - Termination and Waiver. . . . . . . . . . . . . . 35
     9.1  Termination. . . . . . . . . . . . . . . . . . . . . 35
     9.2  Waivers. . . . . . . . . . . . . . . . . . . . . . . 36

ARTICLE X - Miscellaneous Provisions . . . . . . . . . . . . . 36
     10.1 Expenses . . . . . . . . . . . . . . . . . . . . . . 36
     10.2 Confidential Information . . . . . . . . . . . . . . 37
     10.3 Modification, Termination or Waiver. . . . . . . . . 37
     10.4 Publicity. . . . . . . . . . . . . . . . . . . . . . 37
     10.5 Notices. . . . . . . . . . . . . . . . . . . . . . . 37
     10.6 Binding Effect and Assignment. . . . . . . . . . . . 38
     10.7 Entire Agreement . . . . . . . . . . . . . . . . . . 38
     10.8 Exhibits . . . . . . . . . . . . . . . . . . . . . . 39
     10.9 Governing Law. . . . . . . . . . . . . . . . . . . . 39
     10.10 Section Headings. . . . . . . . . . . . . . . . . . 39
     10.11 Gender. . . . . . . . . . . . . . . . . . . . . . . 39
     10.12 Severability. . . . . . . . . . . . . . . . . . . . 39
     10.13 Counterparts. . . . . . . . . . . . . . . . . . . . 40

                      ACQUISITION AGREEMENT


     ACQUISITION AGREEMENT, dated January 28, 1994 (this
"Agreement") by and among HUGHES SUPPLY, INC., a Florida corporation (the "Purchaser"), SWAIM SUPPLY COMPANY, a North
Carolina corporation ("SSC"), TESTAMENTARY TRUST UNDER THE WILL OF WILLIAM S. SWAIM, and JAMES B. SLOAN (collectively, the
"Stockholders").

     WHEREAS, the Purchaser and SSC executed a letter of intent dated December 15, 1993 providing for the acquisition by the Purchaser of all of the outstanding shares of common stock, $100 par value, of SSC (the "Common Stock") subject to the negotiation and execution of an acquisition agreement setting forth the mutual rights and obligations of the parties in connection with such acquisition.

     WHEREAS, the Purchaser and SSC together with the Stockholders have negotiated mutually acceptable terms and conditions for a merger under a plan adopted in accordance with the provisions of
Section 55-11-01 of the North Carolina Business Corporation Act (the "NCBCA") pursuant to which the Purchaser will acquire all of the Common Stock of SSC as hereinafter set forth.

     NOW, THEREFORE, in consideration of the mutual benefits to be derived hereby and the representations, warranties, covenants and agreements herein contained, the Purchaser, SSC and the Stockholders agree as follows:

                            ARTICLE I

                 Acquisition of the Common Stock

     1.1 Acquisition of the Common Stock. Upon the terms and subject to the conditions set forth in this Agreement and in the Plan and Agreement of Merger (the "Plan of Merger") entered into between the Purchaser and SSC, a copy of which is attached hereto as Exhibit 1.1, by virtue of the merger provided for in the Plan of Merger (the "Merger") each certificate representing shares of Common Stock held by a Stockholder at the Effective Time of the Merger (as defined in Section 2.1 of the Plan of Merger) shall be deemed canceled and extinguished and converted into and become a right to receive the Merger Consideration (as defined in Section
1.2.1 of this Agreement) and each share of Common Stock formerly represented by each such canceled certificate shall be converted and become the sole property of the Purchaser.

     1.2 Consideration for the Common Stock. As consideration for the cancellation of the share certificates held by the Stockholders representing shares of Common Stock converted in the Merger, the Purchaser shall deliver to the Stockholders the Merger Consideration provided for in Section 1.2.1 of this Agreement in the manner set forth in Section 1.2.2 of this Agreement.

     1.2.1 Merger Consideration. As consideration for the conversion of each Stockholder's Common Stock and the cancellation of the certificate representing such Common Stock in the Merger, each Stockholder shall be entitled to receive a Ratable Interest (as defined in Section 1.2.1.4 of this Agreement) in the Base Price (as defined in Section 1.2.1.1 of this Agreement) as adjusted to the Final Adjusted Price (as defined in Section 1.2.1.2), as such Stockholder's Merger Consideration (the "Merger Consideration") distributable in the manner set forth in Section 1.2.2 of this Agreement.

     1.2.1.1   Base Price.  The base price of One Million Nine
Hundred Twenty Six Thousand Dollars ($1,926,000) (the "Base Price") has been determined by the parties by utilizing the formula illustrated below (the "Pricing Formula") based upon the book value of SSC on its Balance Sheet at December 31, 1992 as follows:

               Book Value                    $2,286,000

     Add:      LIFO Reserve
               Net of Tax Effect        +       408,000

     Minus:    Estimate of Non-
               Qualifying Inventory     -       713,000

               Estimate of Non-Qualifying
               Accounts Receivable over
               Reserve for Bad Debts    -        55,000

                    Base Price               $1,926,000

     1.2.1.2 Final Adjusted Price. The final adjusted price (the "Final Adjusted Price") shall be calculated by the Purchaser on or before May 31, 1994 by utilizing the Pricing Formula used to determine the Base Price and substituting in the calculation the following:

               (a) SSC will prepare financial statements as of January 29, 1994 (the "Valuation Date") and have such financial statements reviewed by its certified public accountants. The cost associated with the review will be borne by SSC. The Purchaser shall have the right to engage a certified public accountant to review the results of the review by SSC's certified public accountants. The cost of the review, if any, undertaken by the Purchaser's certified public accountant shall be borne entirely by the Purchaser. The net book value of SSC on the Valuation Date acceptable to SSC's reviewing accountant, and, in the event of a review by Purchaser's reviewing accountant, acceptable to Purchaser's reviewing accountant, shall be substituted for the Book Value in the Pricing Formula.

               (b) The LIFO Reserve on the Valuation Date net of tax calculated using the Purchaser's estimated Federal Income Tax rate shall be substituted in the Pricing Formula for the LIFO Reserve Net of Tax Effect used to determine the Base Price.

               (c) The Non-Qualifying Inventory determined as hereinafter set forth as of the Valuation Date shall be substituted for the Estimate of Non-Qualifying Inventory in the Pricing Formula. Non-Qualifying Inventory for purposes of calculating the Final Adjusted Price shall be determined according to the following guidelines:
                    (i) The Purchaser will rely on the accuracy of the physical inventory taken for the preparation of SSC's financial statements as of the Valuation Date and observed by the Purchaser's auditors. The inventory taking, cutoff and costing thereof will be completed in accordance with the existing policies of the Purchaser and in conformity with generally accepted accounting and auditing principles including, among others, those specifically relating to costing. The Purchaser's personnel and its representatives will be allowed to review the results of this inventory and of the costing thereof.
                    (ii)  Any damaged or defective item, any
special order item not covered by an existing customer order and not normally stocked by SSC or Purchaser's USCO, Incorporated subsidiary ("USCO"), and any items not currently listed in a current vendor catalog shall be valued at zero;

                    (iii)  Any items which have not sold within
twelve (12) months will be valued at thirty five percent (35%) of cost and any items which have not sold within twenty four (24) months will be valued at zero; and

                    (iv)  Any items which are in excess of a two
(2) year supply of such items shall be valued at zero.

                    The foregoing guidelines are for the purpose of excluding only non-saleable items from valuation and all questions between the parties with respect to the application of these guidelines to accomplish such purpose shall be resolved on behalf of the parties by the mutual consent of James B. Sloan on behalf of SSC and the Stockholders and James C. Plyler, Jr., President of USCO, on behalf of the Purchaser.

               (d) Non-Qualifying Accounts and Notes Receivable determined as hereinafter set forth, net of reserve for bad debts shall be substituted for Estimate of Non-Qualifying Accounts Receivable over Reserve for Bad Debts in the Pricing Formula. Non-Qualifying Accounts and Notes Receivable for determination of the Final Adjusted Price shall mean any accounts and/or notes receivable which are ninety (90) days or more past the due date of the invoice ninety (90) days after the Closing Date (as defined in Section 7.1 of this Agreement). The proceeds of collection, net of expenses, of any subsequent recovery on Non-Qualifying Accounts and Notes Receivable within one (1) year of the Closing Date will be paid one-half (1/2) to the Purchaser and one-half (1/2) to the Stockholders.

     1.2.1.4 Ratable Interest. A Stockholder's ratable interest in the Merger Consideration ("Ratable Interest") shall be determined by dividing the number of his shares of Common Stock by the total number of shares of Common Stock which were outstanding immediately prior to the Merger.

     1.2.2     Disbursement of the Merger Consideration.  The
Merger Consideration shall be disbursed as hereinafter provided to each Stockholder in accordance with such Stockholder's Ratable
Interest.

     1.2.2.1   Base Price.  At the Closing (as defined in Section
7.1 of this Agreement) the Purchaser shall pay the Base Price by delivery of Merger Consideration equal to eighty percent (80%) of the Base Price directly to the Stockholders and delivery of Merger Consideration equal to twenty percent (20%) of the Merger Consideration to the Escrow Agent under the terms of the Escrow Agreement provided for in Section 5.9 of this Agreement as security for a possible reduction from the Base Price to the Final Adjusted Price.

     1.2.2.2 Final Adjusted Price. In the event there is a difference between Base Price and the Final Adjusted Price the amount of such difference shall be paid within thirty (30) days after determination of the Final Adjusted Price. In the event the Final Adjusted Price is higher than the Base Price, the Purchaser shall pay the Stockholders by delivery of to them of Merger Consideration equal to the amount of such difference. In the event the Final Adjusted Price is lower than the Base Price by an amount in excess of the amount of the Merger Consideration held by the Escrow Agent under the terms of the Escrow Agreement, the amount of such excess shall be paid to the Purchaser pro rata by the Stockholders in accordance with their Ratable Interests. Upon the determination by the Purchaser of the Final Adjusted Price, the Purchaser shall give written instructions to the Escrow Agent under the terms of the Escrow Agreement with respect to the delivery of the Merger Consideration held in escrow.

     1.2.2.3 Form of Payment of Merger Consideration: Hughes Stock; Cash and Hughes Stock. At the sole option of the Purchaser, the Merger Consideration to be disbursed in accordance with Section
1.2.2 of this Agreement may be paid either entirely in shares of common stock, $1.00 par value per share, of the Purchaser ("Hughes Stock") or in cash with respect to up to fifteen percent (15%) of the Merger Consideration and the balance of the Consideration in Hughes Stock. For purposes of all payments of Consideration in Hughes Stock the value of Hughes Stock shall have the value of Nineteen Dollars ($19.00) per share.

     1.2.2.4 Proportional Payments of Cash and Hughes Stock. Should the Purchaser elect to pay any portion of the Merger Consideration in cash, each disbursement of the Merger Consideration to each Stockholder, and any return of Merger Consideration due from any Stockholder to the Purchaser, shall be made in the same such proportions of cash and Hughes Stock.


     1.2.2.5 No Fractional Shares. No fractional shares of Hughes Stock will be issued as Merger Consideration. The amount Merger Consideration which would otherwise have been made in a fractional share interest will be paid in cash by the Purchaser based upon the value of Hughes Stock set forth in Section 1.2.2.3 of this Agreement.

     1.2.3 No Dissenting Shares. In accordance with the terms of paragraph 4.1(c) of the Plan of Merger and as set forth in
Section 5.1 of this Agreement, it shall be a condition of the approval by the Stockholders of the Merger and a condition precedent to the obligation of the Purchaser to enter into and complete the Closing under this Agreement that the Plan of Merger be approved by the Stockholders holding one hundred percent (100%) of the shares of Common Stock and, therefore, the acquisition of the Common Stock by the Purchaser will not be consummated if there are shares of Common Stock which might qualify to be dissenting shares under the applicable provisions of the NCBCA.


                           ARTICLE II

                 Representations and Warranties
                   of SSC and the Stockholders

     SSC and each Stockholder makes the following representations and warranties to the Purchaser, each of which shall be deemed material (and the Purchaser, in executing, delivering and consummating this Agreement, has relied and will rely upon the correctness and completeness of each of such representations and warranties):

     2.1 Valid Corporate Existence; Qualification. SSC is a corporation duly organized, validly existing and in good standing under the laws of the State of North Carolina. SSC has the corporate power to carry on its business as now conducted and to own its assets. SSC is duly qualified to conduct business and is in good standing as a foreign corporation in those jurisdictions set forth on Exhibit 2.1 and in those jurisdictions in which SSC is required to qualify in order to own its assets or properties or to carry on its business as now conducted, and there has not been any claim by any other jurisdiction to the effect that SSC is required to qualify or otherwise be authorized to do business as a foreign corporation therein. The copies of SSC's Articles of Incorporation (certified by the appropriate authority) and By-Laws (certified by SSC's Secretary), as amended to date, which constitute a part of
Exhibit 2.1 are true and complete copies of those documents as now in effect. The minute books of SSC contain accurate records of all meetings of its Board of Directors and Stockholders since its incorporation, and accurately reflect all transactions referred to therein.

     2.2 Capitalization. The authorized capital stock of SSC consists of 250 shares of Common Stock, par value $100 per share,
of which 138.5 shares are issued and outstanding.   All of such
outstanding shares are validly issued, fully paid and nonassessable. There are no subscriptions, options, warrants, rights or calls or other commitments or agreements to which SSC or the Stockholders are a party or by which such persons are bound, calling for the issuance, transfer, sale or other disposition of
any class of securities of SSC.   There are no outstanding
securities of SSC convertible or exchangeable, actually or contingently, into shares of Common Stock, or any other securities of SSC.

     2.3 No Subsidiaries. Except as set forth on Exhibit 2.3, there are no corporations, partnerships or other business entities controlled by SSC (collectively, "Subsidiaries"). As used herein, "controlled by" means (i) the ownership of not less than fifty percent (50%) of the voting securities or other interests of a corporation, partnership or other business entity, or (ii) the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a corporation, partnership or other business entity, whether through the ownership of voting shares, by contract or otherwise. SSC has not made any investment in, and does not own, any capital stock of, or any other proprietary interest in, any other corporation, partnership or other business entity that is not reflected on its books and records.

     2.4 Consents. Except as set forth on Exhibit 2.4, there are no consents of governmental or other regulatory agencies, foreign or domestic or of other parties required to be received by or on the part of SSC or the Stockholders to enable such persons to enter into and carry out this Agreement in all material respects.

     2.5 Corporate Authority; Binding Nature of Agreement; Title to SSC Stock, etc. SSC and the Stockholders have the power to enter into this Agreement and to carry out its or their obligations hereunder. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by SSC's Board of Directors and upon approval of the Plan of Merger by the shareholders of SSC no other corporate proceeding on the part of SSC is necessary to authorize the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby. This Agreement constitutes the valid and binding agreement of each of SSC and the Stockholders and, assuming that this Agreement constitutes the legal, valid and binding agreement of the other parties, is enforceable in accordance with its terms subject to applicable bankruptcy, insolvency and similar laws affecting the rights of creditors and subject to general principles of equity. Each Stockholder represents and warrants with respect to the shares set forth opposite such Stockholder's name on the List of Shareholders and Shares Held attached hereto as Exhibit 2.5, that (a) such Stockholder is and until the merger will be the sole record and beneficial owner of such shares free and clear of all manner of liens, charges, encumbrances and claims; and (b) such Stockholder has and until the merger at the Closing will have, good and marketable title to such shares and the absolute and unqualified right to sell, transfer and deliver such shares to the Purchaser.

     2.6 Financial Statements. Except as set forth on Exhibit 2.6, the books of accounts of SSC taken as a whole, fairly reflect its income, expenses, assets and liabilities in all material respects. The reviewed financial statements of SSC for the fiscal years ended December 31, 1992, December 31, 1991, and December 31, 1990, respectively, and the interim financial statements for the eleven (11) month period ended November 30, 1993, copies of which are attached hereto as Exhibit 2.6 fairly present the financial position of SSC as of such dates and the results of their operations for such fiscal years and fiscal periods, and; except as set forth therein or in Exhibit 2.6, were prepared in conformity with generally accepted accounting principles consistently applied throughout the fiscal years and fiscal period covered thereby.

     2.7 Liabilities. As at November 30, 1993 (the "Balance Sheet Date"), SSC had no material debts, liabilities or obligations, contingent or absolute, that would normally be reflected on the books of SSC, other than those debts, liabilities and obligations reflected or reserved against in SSC's Balance Sheet at the Balance Sheet Date (the "Balance Sheet") or as set forth on Exhibit 2.7.

     2.8 Actions Since Balance Sheet Date. Except as otherwise expressly provided or set forth in, or required by, this Agreement, or as set forth in Exhibit 2.8, since the Balance Sheet Date, SSC has not: (i) issued or sold, or agreed to issue or sell any of its capital stock, options, warrants, rights or calls to purchase such stock, any securities convertible or exchangeable into such capital stock or other corporate securities, or effected any subdivision or other recapitalization affecting its capital stock; (ii) incurred any material obligation or liability, absolute or contingent, except those arising in the ordinary and usual course of its business that would normally be reflected on the books of SSC;
(iii) discharged or satisfied any lien or encumbrance, except in the ordinary and usual course of business, or paid or satisfied any liability, absolute or contingent, other than liabilities as at the Balance Sheet Date in the ordinary and usual course of business;
(iv) made any wage or salary increases or granted any bonuses other than wage and salary increases and bonuses granted in accordance with its normal salary increase and bonus policies; (v) mortgaged, pledged or subjected to any lien or other encumbrance any of its properties or assets, or permitted any of its property or assets to be subjected to any lien or other encumbrance, except in the ordinary and usual course of business; (vi) sold, assigned or transferred any of its properties or assets, except in the ordinary and usual course of business; (vii) entered into any material transaction not in the ordinary and usual course of business;
(viii) waived any rights of substantial value, or cancelled, modified or waived any indebtedness for borrowed money held by it, except in the ordinary and usual course of business; (ix) declared, paid or set aside any dividends or other distributions or payments on its capital stock, or redeemed or repurchased, or agreed to redeem or repurchase, any shares of its capital stock; (x) made any loans or advances to any person, or assumed, guaranteed, or otherwise become responsible for the obligations of any person; or
(xi) incurred any indebtedness for borrowed money (except for endorsement, for collection or deposit of negotiable instruments received in the ordinary and usual course of business).

     2.9 Absence of Changes. Except as otherwise expressly provided or set forth in, or required by, this Agreement, or as set forth in Exhibit 2.9, since the Balance Sheet Date, there has not been any material change, whether or not adverse, in the assets, properties, operations or financial condition of SSC and since the Balance Sheet Date no event has occurred, other than in the ordinary and usual course of business and as set forth in such
Exhibit 2.9, which could be reasonably expected to have a material effect upon the business of SSC, and neither management of SSC nor any Stockholder knows of any development or threatened development of a nature that will have, or which could be reasonably expected to have, a material effect upon the business of SSC or upon any of its assets, properties, operations or financial condition, including, without limitation, the loss of any licenses or permits, suppliers, customers or employees, which loss would be of a material nature.

     2.10 Taxes. SSC has delivered to the Purchaser true and complete copies of the federal income tax returns on Form 1120 of SSC as filed with the Internal Revenue Service for each of the fiscal years ending December 31, 1992, December 31, 1991 and December 31, 1990, respectively. Each of such returns was prepared in conformity with information contained in the books and records of SSC. Except as set forth in Exhibit 2.10, all taxes, including, without limitation, income, property, sales, use, franchise, capital stock, excise, added value, employees' income withholding, social security and unemployment taxes imposed by the United States, any state or any foreign country, or by any other taxing authority, which have become due or payable by SSC and all interest and penalties thereon, whether disputed or not, have been paid in full or adequately provided for by reserves shown in its books of account; all deposits required by law to be made by SSC with respect to estimated income, franchise and employees' withholding taxes have been duly made; and all tax returns, including estimated tax returns, required to be filed have been duly filed. No extension of time for the assessment of deficiencies for any year is in effect. Except as set forth in said Exhibit 2.10, no deficiency is proposed, or to the knowledge of any Stockholder, is threatened against SSC. Except as set forth in Exhibit 2.10, the federal and state income tax returns of SSC have never been audited. Exhibit 2.10 also sets forth a list of those states in which income, franchise or sales and use tax returns were filed by SSC for the fiscal years ending December 31, 1992, December 31, 1991 and December 31, 1990, respectively.

     2.11  Ownership of Assets; Trademarks, etc.   Except as set
forth in Exhibit 2.11, SSC owns outright, and has good and marketable title to all of its assets, properties and businesses (including all assets reflected in the Balance Sheet, except as the same may have been disposed of in the ordinary course of business since the Balance Sheet Date), free and clear of all liens, mortgages, pledges, conditional sales agreements, restrictions on transfer or other encumbrances or changes.

     To the best knowledge of each Stockholder: (a) Exhibit 2.11 sets forth a true and complete list and brief description of all patents, copyrights, trademarks, trade names and other similar intangible assets which are either owned by SSC or in which it has an interest as owner or licensee; (b) and except as set forth in said Exhibit 2.11, no other person, firm or corporation has any proprietary-or other interest in any such intangible assets; (c) such assets so owned or licensed are, in the reasonable business judgment of management of SSC, sufficient to permit SSC to conduct its business as now conducted; (d) and except as set forth in
Exhibit 2.11, SSC is not a party to or bound by any license or agreement requiring the payment to any person, firm or corporation of any royalty; (e) neither management of SSC nor any Stockholder knows, or has reasonable grounds to know, of any violation by others of the trademark, trade name or patent rights of SSC; and
(f) SSC is not infringing upon any patent, copyright, trade name or trademark or otherwise violating the rights of any third party with respect thereto, and no proceedings have been instituted or are threatened and no claim has been received by SSC or any Stockholder alleging any such violation.

     2.12 Insurance. Exhibit 2.12 sets forth a list and brief description of all policies of fire, liability and other forms of insurance held by SSC as of the date hereof. To the best knowledge of each Stockholder, and except as set forth in Exhibit 2.12, such policies are valid, outstanding and enforceable policies, as to which premiums have been paid currently, are with reputable insurers believed by the management of SSC to be financially sound and are consistent with the practices of similar concerns engaged in substantially similar operations as those currently conducted by SSC. Except as set forth in said Exhibit 2.12, neither management of SSC nor any of the Stockholders knows of any state of facts, or of the occurrence of any event which might reasonably (i) form the basis for any damages against SSC not fully covered by insurance for liability on account of any express or implied warranty or tortious omission or commission, or (ii) result in a material increase in insurance premiums of SSC.

     2.13  Litigation, Compliance with Law.  Except as set forth in
Exhibit 2.13, there are no actions, suits, proceedings or governmental investigations relating to SSC or to any of its properties, assets or businesses filed or commenced and pending or, to the knowledge of any Stockholder, threatened, or any order, injunction, award or decree outstanding, against SSC or against or relating to any of its properties, assets or businesses; and neither management of SSC nor any of the Stockholders knows of any basis for any such action, suits or proceedings within the past two
(2) years which governmental investigations, orders, injunctions or decrees could have a material adverse effect on the business, financial condition or operations of SSC. To the best knowledge of each Stockholder, and except as set forth in Exhibit 2.13, SSC is not in violation of any law, regulation, ordinance, order, injunction, decree, award, or other requirement of any governmental body, court or arbitrator relating to its properties, assets or business.

     2.14 Real Property. Exhibit 2.14 sets forth a brief description of all real properties which are owned by, or leased to, SSC including all material structures located thereon. To the best knowledge of each Stockholder, (a) SSC owns outright the fee simple title in and to the real properties shown on said Exhibit
2.14 as being owned by it, free and clear of all claims, liens mortgages, charges, or encumbrances of any nature whatsoever, except as otherwise described in Exhibit 2.14; (b) the real property leases described in Exhibit 2.14 that relate to the leased properties described therein are now in full force and effect, and all amounts payable thereunder have been paid; (c) and except as set forth in Exhibit 2.14, none of such leases could reasonably be expected to result in material liability for restoration of premises; (d) all uses of such owned or leased property by SSC conform, in all material respects, to all applicable building and zoning ordinances, laws, and regulations and, in the case of leased property, to all terms of the leases relating thereto; and (e) except as otherwise described in Exhibit 2.14, all of the real properties owned or leased by SSC or to be leased by SSC pursuant to the Leases referred in Section 5.12 of this Agreement are in usable and operating condition without the necessity of any major repairs, and all such real properties can be used for their intended purposes.

     2.15 Agreements and Obligations, Performance. To the best knowledge of each Stockholder, except as listed and briefly described in Exhibit 2.15 or elsewhere in this Agreement or the Exhibits hereto (the "Listed Agreements"), SSC is not a party to, nor is bound by any: (i) written or oral agreement or other contractual commitment, understanding or obligation which involves aggregate payments in excess of Twenty Five Thousand Dollars ($25,000.00); (ii) contract, arrangement, commitment or understanding which involves aggregate payments in excess of Twenty Five Thousand Dollars ($25,000.00) that cannot be cancelled on thirty (30) days or less notice without penalty or premium or any continuing obligation or liability; (iii) contractual obligation or contractual liability of any kind to the Stockholders; (iv) contract, arrangement, commitment or understanding with its customers or any officer, employee, Stockholder, director, representative or agent thereof for the repurchase of products, sharing of fees, the rebating of charges to such customers, bribes, kickbacks from such customers or other similar arrangements; (v) contract for the purchase or sale of any materials, products or supplies which contain, or which commits or will commit it for a fixed term; (vi) contract of employment with any officer or employee not terminable at will without penalty or premium or any continuing obligation or liability; (vii) deferred compensation bonus or incentive plan or agreement not cancelable at will without penalty or premium or any continuing obligation or liability;
(viii) union or other collective bargaining agreement; (ix) agreement, commitment or understanding relating to indebtedness for borrowed money; (x) contract which, by its terms, requires the consent of any party thereto to the consummation of the transactions contemplated hereby; (xi) contract containing covenants limiting the freedom of SSC to engage or compete in any line of business or with any person in any geographical area; (xii) contract or option relating to the acquisition or sale of any business; (xiii) voting trust agreement or similar stockholders' agreement; (xiv) option for the purchase of any asset, tangible or intangible; or (xv) other contract, agreement, commitment or understanding which materially affects any of its properties, assets or business, whether directly or indirectly, or which was entered into other than in the ordinary course of business. Except as set forth in said Exhibit 2.15, SSC has not during the last thirty-six (36) months entered into any of the types of contracts, arrangements, commitments or understandings with any of its suppliers or customers referred to in item (iv) of this Section
2.15. A true and correct copy of each of the written Listed Agreements has been delivered to the Purchaser. To the best knowledge of each of the Stockholders, (a) SSC has in all material respects performed all obligations required to be performed by it to date under all of the Listed Agreements, is not in default in any material respect under any of the Listed Agreements, and has received no notice of any default or alleged default hereunder which has not heretofore been cured or which notice has not heretofore been withdrawn; and (b) SSC does not know of any material default under any of the Listed Agreements by any other party thereto or by any other person, firm or corporation bound thereunder.

     2.16 Condition of Assets. To the best knowledge of each Stockholder, except for normal breakdowns and servicing requirements, all machinery and equipment regularly used by SSC in the conduct of its business has been maintained and repaired in accordance with SSC's maintenance standards, and the inventories of SSC are and will be substantially in usable and saleable condition.

     2.17  Accounts and Notes Receivable.  Except as set forth on
Exhibit 2.17, all of the accounts and notes receivable reflected in the books of account of SSC arose in the ordinary course of its business, from the sale of services or goods, and neither management of SSC nor any of the Stockholders knows, or has a reason to know, of any valid defense or right of set-off to the rights of SSC to collect such accounts receivable in the full amounts shown on such books of account, subject, however, to a reasonable reserve for bad debts.

     2.18 Permits and Licenses. To the best knowledge of management of SSC and each Stockholder, (a) Exhibit 2.18 sets forth all permits, licenses, orders, franchises and approvals from all federal, state, local and foreign governmental regulatory bodies held by SSC; (b) SSC has all permits, licenses, orders, franchises and approvals of all federal, state, local and foreign governmental or regulatory bodies required of it to carry on its business as presently conducted and such permits, licenses, orders, franchises and approvals are in full force and effect, and no suspension or cancellation of any of such other permits, licenses, etc. is threatened; and SSC is in compliance in all material respects with all requirements, standards and procedures of the federal, state, local and foreign governmental bodies which have issued such permits, licenses, orders, franchises and approvals; and (c) said
Exhibit 2.18 also sets forth a brief description of all vans, automobiles, trucks or other vehicles owned or leased by SSC and the jurisdiction in which such vehicle is titled.

     2.19 Banking Arrangements. Exhibit 2.19 sets forth the name of each bank in or with which SSC has an account, credit line or safety deposit box, and a brief description of each such account, credit line or safety deposit box, including the names of all persons currently authorized to draw thereon or having access thereto; and the names of all persons, if any, now holding powers of attorney from SSC and a summary statement of the terms thereof.

     2.20 Interest in Assets. To the best knowledge of management of SSC and each Stockholder, and except as set forth in Exhibit 2.20, neither the Stockholders nor any affiliates of any Stockholder owns any property or rights, tangible or intangible, used in or related, directly or indirectly, to the business of SSC. As used herein, "affiliate of any Stockholder" means any person, corporation or other entity which directly or indirectly controls, is controlled by or is under common control with such Stockholder.

     2.21 Salary Information. Exhibit 2.21 contains a list of the names and current salary rates of and bonus commitments to all present officers of SSC and the names and current annual salary rates of all other persons employed by SSC whose annual salaries exceed Fifteen Thousand Dollars ($15,000.00).

     2.22  Employee Benefit Plans.  Other than as set forth on
Exhibit 2.22 there are no "employee pension benefit plans" (within the meaning of Section 3(2)(A) of the Employee Retirement Income Security Act of 1974, as amended ["ERISA"]) (collectively, the "Pension Plans") maintained by SSC. There are no outstanding liabilities of SSC, and the Stockholders do not know of any potential liabilities in connection therewith.

           2.22.1   Welfare Plans; Claims.   All of the "employee
welfare benefit plans" (within the meaning of Section 3(1) of ERISA) maintained by SSC or to which it makes employer contributions with respect to its employees (collectively, the "Welfare Plans") are listed in Exhibit 2.22. There are no actions, suits or claims, pending or threatened, and neither management of SSC nor any of the Stockholders has any knowledge of any facts which could give rise to any actions, suits or claims against any of the Welfare plans, or against SSC with respect to any thereof.

           2.22.2 Welfare Plans; Compliance. SSC is in compliance in all material respects with all reporting and disclosure requirements applicable to it under the Internal Revenue Code of 1986, as amended (the "Code") and ERISA, and the Department of Labor and Internal Revenue Service regulations promulgated thereunder, with respect to all of the Pension Plans and Welfare Plans.

           2.22.3 Welfare Plans; Prohibited Transactions. To the best knowledge of management of SSC and each Stockholder, none of the Pension Plans and Welfare Plans, or any of their related trusts, or SSC or any trustee, administrator or other "party in interest" or "disqualified person" (within the meaning of Section 3(14) of ERISA or Section 4975(e)(2) of the Code, as amended (the "Code"), respectively) with respect to the Pension Plans and Welfare Plans, has engaged in any "prohibited transaction" (within the meaning of Section 406 of ERISA or Section 4975(c) of the Code, respectively) with respect to the participation of SSC therein, which could subject any of the Pension Plans or Welfare Plans or related trusts, or any trustee, administrator or other fiduciary of any such Pension Plan or Welfare Plan, or SSC or the Purchaser, or any other party dealing with the Pension Plans or Welfare Plans, to the penalties or excise tax imposed on prohibited transactions by Sections 409 or 502 of ERISA or Section 4975 of the Code.

           2.22.4 COBRA. To the best knowledge of management of SSC and each of the Stockholders, SSC has complied with the continuation coverage requirements of group health plans provided in Section 4980B of the Code and Sections 601 et. seq. of ERISA.

     2.23 No Breach. To the best knowledge of management of SSC and each Stockholder, neither the execution and delivery of this Agreement nor compliance by SSC and the Stockholders with any of the provisions hereof nor the consummation of the transactions contemplated hereby, will:

           (a) violate or conflict with any provision of the Articles of Incorporation or By-laws of SSC;

           (b) violate or, alone or with notice or the passage of time, result in the material breach or termination of, or otherwise give any contracting party the right to terminate, or declare a default under, the terms of any agreement or,other document or undertaking, oral or written to which any of SSC or the Stockholders are a party or by which any of them or any of their respective properties or assets may be bound (except for such violations, conflicts, breaches or defaults as to which required waivers or consents by other parties have been, or will, prior to the Closing, be, obtained);

           (c) result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of SSC or pursuant to the terms of any such agreement or instrument;

           (d) violate any judgment, order, injunction, decree or award against, or binding upon, SSC or the Stockholders or upon their respective properties or assets; or

           (e) violate any law or regulation of any jurisdiction relating to SSC or any of its securities, assets or properties, other than laws applicable to the Purchaser, SSC and the Stockholders.

     2.24 Brokers. Except as described in Exhibit 2.24, all negotiations relative to this Agreement and the transactions contemplated hereby have been carried on directly with the Purchaser by SSC and the Stockholders without the intervention of any broker, finder, investment banker or other third party. Except as described in Exhibit 2.24, neither SSC nor the Stockholders have engaged, consented to, or authorized any broker, finder, investment banker or other third party to act on its or his behalf, directly or indirectly, as a broker or finder in connection with the transactions contemplated by this Agreement, and SSC the Stockholders, jointly and severally, agree to indemnify the purchaser against, and to hold it harmless from any claim for brokerage or similar commission or other compensation which may be made against the Purchaser by any third party in connection with any transactions contemplated hereby which claim is based upon any action by SSC the Stockholders.

     2.25 Labor Discussions. Except with respect to the agreements listed in Exhibit 2.15 pursuant to Section 2.15 (viii), and otherwise as set forth in Exhibit 2.25, SSC is not, and nor during the past five (5) years has it been, involved in any labor discussions with any unit or group seeking to become the bargaining unit for any of its employees. With respect to said agreements,
Exhibit 2.25 sets forth a description of the status thereof, including any demands or proposals with respect to the renewal, extension or replacement thereof.

     2.26 Change of Name. SSC has not conducted business under any name during the past five (5) years except those set forth on
Exhibit 2.26.

     2.27  Pollution and Other Regulations.  Except as set forth on
Exhibit 2.27, SSC (i) has complied in all material respects with all applicable federal, state and local environmental laws to which it is subject, including without limitation, the Resource Conservation and Recovery Act of 1976, as amended ("RCRA"), the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986 ("CERCLA"), the Federal Water Pollution Control Act, as amended ("FWPCA"), the Federal Clean Air Act, as amended ("FCAA"), and the Toxic Substance Control Act ("TSCA"), and laws with respect to asbestos, and does not have any liability under, or have any knowledge of any potential liability under any such environmental laws, nor has it received a written request for information under, or written notice of potential violation of, or liability under, CERCLA or any other environmental law or under any public health or safety or welfare law, (ii) has obtained all permits, licenses or other authorizations required for its operations under the foregoing laws, and (iii) complies in all material respects with all laws and regulations relating to equal employment opportunity and employee safety in all jurisdictions in which it is doing business.

     2.28 Untrue or Omitted Facts. No representation, warranty or statement by the Stockholders in this Agreement contains any untrue statement of a material fact, or omits or will omit to state a fact necessary in order to make such representations, warranties or statements not materially misleading. To the best knowledge of each Stockholder, without limitation of the foregoing, there is no fact known to the Stockholders that has had, or which may be reasonably expected to have, a material adverse effect on SSC or any of its assets, properties, operations or businesses and that has not been disclosed in writing to the Purchaser.

     2.29 Accuracy of Information Supplied for Registration Statement. None of the information which has been or will be supplied by each Stockholder to the Purchaser for inclusion in the Registration Statement on Form S-3 (or its successor or any other form permitting such registration) to be filed by the Purchaser with the Securities and Exchange Commission (the "Commission") (the "Registration Statement"), or the prospectus included therein, will, at the time the Registration Statement becomes effective, be false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein not misleading other than conditions affecting the business of SSC's customers generally. If at any time prior to or after the effective date of the Registration Statement, any event relating to the Stockholders should occur which should be set forth in an amendment of, or a supplement to, the Registration Statement or prospectus, each Stockholder shall promptly inform the Purchaser.

     2.30 Investment Representation. The Stockholders hereby represent that they understand that the transaction contemplated by this Agreement is to be carried out as a transaction exempt from registration under the Securities Act of 1933, as amended (the "Act") and, accordingly the shares of Hughes Stock will not have been registered under the Act. The Stockholders hereby further represent that they are acquiring the shares of the Hughes Stock for investment purposes only and not with a view to or for resale in connection with any distribution of the Hughes Stock, nor with any intention of distribution of the Hughes Stock or of selling the Hughes Stock. The Stockholders understand that because the shares of Hughes Stock will not have been registered under the Act, the Purchaser will not permit the transfer of such shares without registration under the Act, or upon the issuance to the Purchaser of a favorable opinion of its counsel or of the submission to the Purchaser of such other evidence as may be satisfactory to counsel for the Purchaser, in either case, to the effect that any such transfer, whether pursuant to Rule 144 of the Act or otherwise, shall not be in violation of the Act, and any applicable state securities laws, and that the share certificates representing such shares will be issued with a restrictive legend providing notice of such restriction.

     2.31 Access to Information. The Stockholders represent and warrant to the Purchaser that they have had an opportunity to ask questions of, and receive answers from, appropriate officers and representatives of the Purchaser concerning the terms and conditions of the issuance of the Hughes Stock and to obtain any additional information concerning the Purchaser which the Stockholders have requested. In addition, the Stockholders represent and warrant that the Purchaser has made available for inspection by the Stockholders various documents connected with the Purchaser's business and has not refused in any way to permit the Stockholders to inspect any document requested to be inspected by the Stockholders.


                           ARTICLE III

           Representations and Warranties of Purchaser

     The Purchaser makes the following representations and warranties to SSC and the Stockholders, each of which shall be deemed material (and SSC and the Stockholders, in executing, delivering and consummating this Agreement, have relied and will rely upon the correctness and completeness of each of such representations and warranties):

     3.1 Valid Corporate Existence; Qualification. The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida. The Purchaser has the corporate power to carry on its business as now conducted and to own its assets. The Purchaser is duly qualified to conduct business and is in good standing as a foreign corporation in those jurisdictions in which it is required to qualify in order to own its assets or properties or to carry on its business as now conducted, and there has not been any claim by any other jurisdiction to the effect that the Purchaser is required to qualify or otherwise be, authorized to do business as a foreign corporation therein. The copies of the Purchaser's Certificate of Incorporation (certified by the Florida Secretary of State) and By-Laws (certified by the Purchaser's Secretary), as amended to date which will be delivered to SSC and the Stockholders at least ten (10) days prior to the Closing; are true and complete copies of those documents as now in effect. The minute books of the Purchaser contain accurate records of meetings of its Board of Directors, Executive Committee of the Board, if any, and Stockholders since its incorporation and accurately reflect all transactions referred to therein.

     3.2 Capitalization. The authorized capital stock of the Purchaser consists of 10,000,000 shares of Common Stock, par value $1.00 per share, of which 4,552,946 shares were issued and outstanding as of January 19, 1994 and 10,000,000 shares of Preferred Stock, no par value, none of which were outstanding on January 19, 1993. All of such shares of outstanding Common Stock are duly authorized and validly issued, fully paid and nonassessable.

     3.3 Consents. Except as set forth on Exhibit 3.3, there are no consents of governmental or other regulatory agencies, foreign or domestic, or of other parties required to be received by or on the part of the Purchaser to enable the purchaser to enter into and carry out this Agreement in all material respects.

     3.4 Corporate Authority; Hughes Stock Validly Issued; Binding Nature of Agreement. The Purchaser has the power to enter into this Agreement and to carry out its obligations thereunder. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by the Purchaser's Board of Directors and no other corporate proceeding on the part of the Purchaser is necessary to authorize the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby. The Hughes Stock shall have been duly authorized and issued and when issued shall be outstanding, fully paid and nonassessable. This Agreement constitutes the valid and binding agreement of the Purchaser and is enforceable in accordance with its terms.

     3.5 No Breach. To the best knowledge of the Purchaser, neither the extension and delivery of this Agreement nor compliance by the Purchaser with any of the provisions hereof nor the consummation of the transactions contemplated hereby, will:

           (a) violate or conflict with any provisions of the Certificate of Incorporation or By-Laws of the Purchaser;

           (b) violate or, alone or with the passage of time, result in the material breach or termination of, or otherwise give any contracting party the right to terminate, or declare a default under, the terms of any agreement or other document or undertaking, oral or written to which the Purchaser is a party or by which it or any of its properties or assets may be bound (except for such violations, conflicts, breaches or defaults as to which required waivers or consents by other parties have been, or will, prior to Closing, be, obtained);

           (c) result in the creation of any lien, security
Interest, charge or encumbrance upon any of the properties or assets of the Purchaser or pursuant to the terms of any such agreement or, instrument;

           (d) violate any judgment, order, injunction, decree or award against, or binding upon the Purchaser or upon its properties or assets; or

           (e) violate any law or regulation of any jurisdiction relating to the Purchaser or any of securities, assets or properties other than laws applicable to the Purchaser, SSC and the Stockholders.

     3.6 Financial Statements. The Purchaser has furnished the Stockholders with consolidated balance sheets of the Purchaser and its consolidated subsidiaries as at the fiscal year end in each of the last three (3) years, up to and including the fiscal year ending January 29, 1993, and with the related consolidated statements of income, stockholders' equity and changes in financial position for the periods then ended, all such financial statements as at the fiscal year end for each of the last three (3) fiscal years, reported on by Coopers & Lybrand. Such financial statements (including the notes thereto) are correct and complete, are in accordance with the books and records of the Purchaser and the Purchaser's consolidated subsidiaries and fairly present the consolidated financial position and the results of the operations, changes in stockholders' equity and changes in financial position of the Purchaser and the Purchaser's consolidated subsidiaries as at and for the periods indicated, in each case in conformity with generally accepted accounting principles consistently applied, except as otherwise indicated in such statements. The Purchaser's Report on Form 10-K for the fiscal year ended January 29, 1993, Proxy Statement dated April 17, 1993, and Reports on Form 10-Q for the quarters ended April 30, 1993, July 31, 1993 and October 31, 1993, true and correct copies of which have been delivered to the Stockholders, contain no untrue statement of a material fact or omit to state any fact required to make any such document not materially misleading and are in accordance with the books and records of the Purchaser and the Purchaser's consolidated subsidiaries and fairly present the consolidated financial position and the results of the operations, changes in stockholders' equity and changes in financial position of the Purchaser and the Purchaser's consolidated subsidiaries as at and for the periods indicated, in each case in conformity with generally accepted accounting principles consistently applied, except as otherwise indicated in such statements.

     3.7 Absence of Changes. Since January 29, 1993, except as set forth on Exhibit 3.7, there have been no material adverse changes in the condition (financial or otherwise), assets, liabilities, earnings or business of the Purchaser and its subsidiaries, taken as a whole, and no event has occurred, other than in the ordinary and usual course of business and as set forth in such Exhibit 3.7 which could be reasonably expected to have a material adverse effect upon the business of the Purchaser, and the purchaser knows of no development or threatened development of a nature that will have, or which could reasonably be expected to have, a material adverse effect upon the business of the Purchaser or upon any of its assets, properties operations or financial condition, including, without limitation, the loss of any licenses or permits, suppliers, customers or employees, which loss would be of a material adverse nature.

     3.8 Brokers. Except as described in Exhibit 3.8, all negotiations relative to this Agreement and the transactions contemplated hereby have been carried on directly with SSC and the Stockholders by the Purchaser without the intervention of any broker, finder, investment banker or other third party. Except as described in Exhibit 3.8, the Purchaser has not engaged, connected to, or authorized any broker, finder, investment banker or other third party to act on its behalf, directly or indirectly, as a broker or finder in connection with the transactions contemplated bye this Agreement, and the Purchaser agrees to indemnify SSC and the Stockholders against, and to hold them harmless from, any claim for brokerage or similar commission or other compensation which may be made against SSC or the Stockholders by any third party in connection with the transactions contemplated hereby, which claim is based upon any action by the Purchaser.

     3.9 Litigation; Compliance with Laws. Except as set forth in Exhibit 3.9, there are no actions, suits, proceedings or governmental investigations relating to the Purchaser or any of its subsidiaries or any of their properties, assets or businesses filed or commenced and pending or, to the knowledge of the Purchaser, threatened, or any order, injunction, award or decree outstanding against purchaser or any of its subsidiaries or against or relating to any of their properties assets or businesses which, if successful, would have a material adverse effect on the business, financial condition or operation of the Purchaser; and the Purchaser does not know of any basis for any such actions, suits or proceedings within the past two (2) years, which governmental investigations, orders, injunctions or decrees could have a material adverse effect on the business, financial condition or operation of the Purchaser.

     3.10 Untrue or Omitted Facts. No representations warranty or statement by the Purchaser in this Agreement contains any untrue statement of a material fact, or omits or will omit to state a fact necessary in order to make such representations, warranties or statements not materially misleading. Without limitation of the foregoing, there is no fact known to the Purchaser that has had or which may reasonably be expected to have, a materially adverse effect on the purchaser or any of its assets, properties, operations or businesses and that has not been disclosed in writing to the Stockholders.

     3.11 Accuracy of Information Supplied for Registration Statement. None of the information which will be supplied by the Purchaser for inclusion in the Registration Statement to be filed by the Purchaser with the Commission, or the prospectus included therein, will, at the time the Registration Statement becomes effective, be false or misleading with respect to any material fact or omit to state any material fact necessary in order to make the statements therein not misleading.

     3.12 Access to Information. The Purchaser represents and warrants to SSC and the Stockholders that it has had an opportunity to ask questions of, and receive answers from, appropriate officers and representatives of SSC concerning the terms and conditions of the acquisition of the Common Stock and to obtain any additional information concerning SSC which the Purchaser has requested. In addition, the Purchaser represents and warrants that SSC has made available for inspection by the Purchaser various documents connected with SSC's business and has not refused in any way to permit the Purchaser to inspect any document requested to be inspected by the Purchaser. The Purchaser's access to information referred to in this Section 3.12 does not in any way diminish any duty, obligation, warranty or representation of SSC or the Stockholders set forth elsewhere in this Agreement or reduce in any way the Purchaser's reliance thereon in the execution, delivery and consummation of this Agreement.

                           ARTICLE IV

                            Covenants

     4.1 Pre-Closing Covenants of SSC and the Stockholders. SSC and each Stockholder, jointly and severally, hereby covenant that, from and after the date hereof and until the Closing or earlier termination of this Agreement:

           4.1.1 Access. SSC shall afford, and the Stockholders shall cause SSC to afford to the officers, attorneys, accountants and other authorized representatives of the Purchaser free and full access, during regular business hours and upon reasonable notice, to all of the books, records, personnel and properties of SSC so that the Purchaser may have full opportunity to make such review, examination and investigation as it may desire of its business and affairs. SSC will cause its employees, accountants and attorneys to cooperate fully with said review, examination and investigation and to make full disclosure to the Purchaser of all material facts affecting its financial condition and business operations.

           4.1.2 Conduct of Business. Except as hereinafter set forth in this Section 4.1, SSC shall conduct its business only in the ordinary and usual course and make no material change in any of its policies without the prior written consent of the Purchaser, which shall not be unreasonably withheld or delayed.

           4.1.3 Insurance. SSC shall maintain in force the insurance policies listed in Exhibit 2.12, except to the extent that they may be replaced with equivalent policies at the same or lower rates. If, in the Purchaser's opinion, additional coverage is necessary to keep adequately insured SSC's properties, SSC shall obtain (to the extent available) such additional insurance, at the Purchaser's expense, from financially sound and reputable insurers for a period ending no sooner than the close of business on the Closing Date; provided that, if the Closing shall fail to occur, SSC shall promptly cancel such policies for additional insurance and return to the Purchaser any refunds of premiums paid by the Purchaser on account thereof.

           4.1.4 Liabilities. Except as set forth elsewhere in this Section 4.1, SSC shall not incur any obligation or liability, absolute or contingent, except for those incurred in the ordinary and usual course of its business; nor shall it pay any obligation or liability other than: (i) the foregoing obligations and liabilities; (ii) debts, liabilities, and obligations set forth in the Balance Sheet; (iii) debts, liabilities and obligations arising after the Balance Sheet Date in the ordinary and usual course of its business; and (iv) debts, liabilities and obligations under the contracts, agreements, past practices, arrangements, relationships, documents and instruments listed, described or contained in this Agreement or in the Exhibits attached to this Agreement, or related to SSC's performance of this Agreement.

           4.1.5 Preservation of Business. The Stockholders will use their best efforts to preserve SSC's business organization intact, to keep available the services of SSC's present officers, employees and consultants (except as the Purchaser may otherwise approve) and to preserve its goodwill.

           4.1.6 No Breach. SSC and the Stockholders will use their best efforts to assure that all of their representations and warranties contained herein are true in all material respects as of the Closing as if repeated at and as of such time, and that no material breach or default shall occur with respect to any of its or their covenants, representations or warranties contained herein that has not been cured by the Closing. Neither SSC nor any of the Stockholders will voluntarily take any action or do anything which will cause a breach of or default respecting such covenants, representations or warranties and SSC and the Stockholders shall promptly notify the Purchaser of any event or fact which represents or is likely to cause such a breach or default.

           4.1.7 No Negotiations. Neither SSC nor any of its officers or directors nor any of the Stockholders shall enter into or conduct negotiations, or enter into any agreement or understanding, for the sale or possible sale of any securities of SSC or the business or the assets of SSC with anyone other than the Purchaser unless the Closing shall not have occurred by February 15, 1994.

           4.1.8 SSC's Reserve for Doubtful Accounts. SSC shall afford, and the Stockholders shall cause SSC to afford to the officers, accountants and other authorized representatives of the Purchaser the opportunity to review the customer credit history and reasonableness of SSC's reserve for doubtful accounts. SSC shall reflect in its financial statements an allowance for doubtful accounts in accordance with generally accepted accounting principles consistently applied.

           4.1.9 Acquisition of Computer System. Prior to the Closing, SSC shall purchase its computer system from Swaim Investment Company under an agreement of purchase which will include among its terms (i) a purchase price equal to the book value computed using straight-line depreciation with a five (5) year life (which book value is estimated to be $126,896), (ii) a subsequent adjustment to the book value to be determined at the time the computer system is discontinued to adjust for depreciation to the date of discontinuance, (iii) an agreement with USCO to determine the items of SSC computer hardware which may be utilized in bringing SSC on line with the USCO computer and to reduce the new adjusted book value of the entire computer system by the new adjusted book value of the computer hardware items being retained by USCO, (iv) the sale or offering for sale, at the best obtainable price or prices, of the then remaining and unusable items of computer hardware and the sharing equally by Swaim Investment Company and USCO of the book losses upon any such sale or sales to the extent that the total proceeds from the sales of the remaining computer hardware is less than the remaining and unrecovered new adjusted book value of those items.

     4.2 Pre-Closing Covenants of the Purchaser. The Purchaser hereby covenants that, from and after the date hereof and until the Closing or earlier termination of this Agreement:

           4.2.1 Access. The Purchaser shall afford to the officers, attorneys, accountants and other authorized representatives of SSC and the Stockholders free and full access, during regular business hours and upon reasonable notice, to all of the books, records and properties of the Purchaser so that SSC and the Stockholders may have full opportunity to make such review, examination, and investigation as they desire of its business and affairs. The Purchaser will cause its employees, accountants and attorneys to cooperate fully with said review, examination and investigation and to make full disclosure to SSC and the Stockholders of all material facts affecting its financial condition and business operations.

           4.2.2 No Breach. The Purchaser will use its best efforts to assure that all of its representations and warranties contained herein are true in all material respects as of the Closing as if repeated at and as of such time, and that no material breach or default shall occur with respect to any of its covenants, representations or warranties contained herein that has not been cured by the Closing. The Purchaser will not voluntarily take any action or do anything which will cause a breach of or default respecting such covenants, representations and warranties and shall promptly notify SSC and the Stockholders of any event or fact which represents or is likely to cause such breach or default.

     4.3   Post Closing Covenants of the Stockholders.

           4.3.1 Surrender of Merger Consideration to Satisfy Obligation With Respect to Final Adjusted Price. Each Stockholder covenants and agrees that if, in accordance with the terms of
Section 1.2.2.2 of this Agreement, it is determined that the Stockholders have an obligation to surrender Merger Consideration because the Final Adjusted Price is determined to be lower than the Base Price, such Stockholder will satisfy and discharge such Stockholder's Ratable Interest of obligation by authorizing the Escrow Agent under the terms of the Escrow Agreement to deliver to the Purchaser such Stockholder's Ratable Interest of such obligation and, if further required to pay such obligation, such Stockholder will surrender to the Purchaser the additional amount of the Merger Consideration required to pay such Stockholder's Ratable Interest of such reduction.

           4.3.2 Restrictions on Stock Sales. Each Stockholder covenants and agrees that such Stockholder will not sell any shares of Hughes Stock received pursuant to this Agreement until the Purchaser shall have published consolidated financial statements including at least one (1) calendar month's results of operations of the Purchaser including SSC as a consolidated subsidiary of the Purchaser. If Purchaser fails to comply with the provisions of
Section 4.4.2 hereof and to publish such statements by July 31, 1994, the restriction contained in this Section no longer shall be binding on the Stockholders.

     4.4   Post Closing Covenants of the Purchaser.

           4.4.1 Payment of Additional Merger Consideration If Required for Final Adjusted Price. The Purchaser covenants and agrees to pay to the Stockholders, in accordance with the provisions of Section 1.2.2.2 of this Agreement, any additional Merger Consideration which may be required upon a determination that the Final Adjusted Price is greater than the Base Price.

           4.4.2    Publication of Financial Statements.  The
Purchaser shall publish the consolidated financial statements referred to in Section 4.3.2.

           4.4.3    Indemnification with Respect to Litigation.
The Purchaser agrees to save, defend and indemnify SSC and the Stockholders against and hold them harmless from (i) any and all liabilities costs or damages (including, without limitation, reasonable attorneys' fees and disbursements) in connection with any action, claim or proceeding arising prior to the Closing Date and relating to the affairs of the Purchaser, including this Agreement and (ii) any and all liabilities, costs or damages (including, without limitation, reasonable attorneys' fees and disbursements) in connection with any action, claim or proceeding brought against SSC and/or any of the Stockholders by a shareholder of the Purchaser, other than a Stockholder in connection with the transactions contemplated by this Agreement.

     4.5 Covenants of the Purchaser and the Stockholders with Respect to Registration of the Hughes Stock.

           4.5.1 Covenants of the Purchaser. With respect to the Hughes Stock to be issued as the Merger Consideration, the Purchaser covenants and agrees:

                    (a)  To file with the Commission within ninety
(90) days of the Closing Date, the Registration Statement permitting the registration of shares of the Hughes Stock to be issued pursuant to this Agreement for the purpose of registering said shares of Hughes Stock with the Commission;

                    (b)  To use its best efforts to cause the
Registration Statement to become effective as soon as possible and to, as expeditiously as possible, prepare and file with the Commission any amendments and supplements to the Registration
Statement as may be necessary;

                    (c) To, as expeditiously as possible, furnish to each Stockholder such documents as the Stockholder may reasonably request in order to facilitate the public sale or other disposition of the shares of Hughes Stock owned by the Stockholders and so registered;

                    (d) To, as expeditiously as possible, use its best efforts to register or qualify the shares of Hughes Stock covered by the Registration Statement under the securities or Blue Sky laws of those states set forth on schedules to be furnished to the Purchaser by the Stockholders within fifteen (15) days of the effective date of the Registration Statement listing those states in which it is reasonable that registration or qualification will be required to enable the Stockholders, through registered broker-dealers, to consummate the public sale or other disposition of the Hughes Stock by the Stockholders, and do any and all other acts and things that may be necessary or desirable to enable the Stockholders, through registered broker-dealers, to consummate the public sale or other disposition of the Hughes Stock owned by them, provided, however, that each Stockholder holding shares of Hughes Stock included in any such registration shall furnish in writing to the Purchaser such information regarding such Stockholder and the distribution proposed by such Stockholder as the Purchaser may request in writing and as shall be required in connection with any registrations qualification or compliance;

               (e) To, as expeditiously as possible, use its best efforts to list or register the shares of Hughes Stock issued pursuant to this Agreement on the New York Stock Exchange;

               (f) To pay all expenses incurred by the Purchaser in complying with this Section 4.5.1 including, without limitation, exchange listing fees, printing expenses, fees and disbursements of counsel for the purchaser and Stockholders, state Blue Sky fees and expenses, and the expense of any special audits incident to or required by any such registration, but excluding underwriting discounts and selling commissions, if any; and,

               (g) In the event of any registration of shares of the Hughes Stock pursuant to this Agreement, to indemnify and hold harmless the Stockholder selling such shares, any underwriter of such shares and each other person, if any, who controls such Stockholder or underwriter within the meaning of the Act or the Securities and Exchange Act of 1934, as amended (the "Exchange Act"), against any losses, claims, damages or liabilities, joint or several, to which such seller, underwriter or controlling person may become subject under the Act, the Exchange Act, state securities laws or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement of any material fact contained in the Registration Statement, any prospectus contained in the Registration Statement, or any amendment or supplement to such Registration Statement, or arise out of or are based upon the omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading; and the Purchaser will reimburse such Stockholder, underwriter and each such controlling person for any legal or any other expenses reasonably incurred by such Stockholder, underwriter or controlling person in connection with investigating or defending any such loss, claim, damage or action; provided, however, that the Purchaser will not be liable in any such case to the extent that any such loss, claim, damage or liability arises out of or is based upon any untrue statement or omission made in such Registration Statement, preliminary prospectus or prospectus, or any such amendment or supplement, in reliance upon and in conformity with information furnished to the purchaser, in writing, by or on behalf of such Stockholder, underwriter or controlling person specifically for use in the preparation thereof.

           4.5.2 Covenants of the Stockholders. With respect to the shares of Hughes Stock to be registered under the Act and sold by any Stockholder, such selling Stockholder covenants and agrees:

               (a) To, severally and not jointly, indemnify and hold harmless the Purchaser, each of its directors and officers and each underwriter (if any) and each person, if any, who controls the Purchaser or any such underwriter within the meaning of the Act or the Exchange Act, against any losses, claims, damages or liabilities, joint or several, to which the Purchaser, such directors and officers, underwriter or controlling person may become subject under the Act, Exchange Act, state securities laws or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of a material fact contained in any Registration Statement under which such shares of Hughes Stock were registered under the Act, any preliminary prospectus or final prospectus contained in the Registration Statement, or any amendment or supplement to the Registration Statement, or arise out of or are based upon any omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, if the statement or omission was made in reliance upon and in conformity with information furnished in writing to the Purchaser by or on behalf of such selling Stockholder, specifically for use in connection with the preparation of such Registration Statement, prospectus, amendment or supplement; provided, however, that the obligations of such individual Stockholders hereunder shall be limited to an amount equal to the proceeds received by each such Stockholder for shares of Hughes Stock sold pursuant to a Registration Statement.

           4.5.3    Conditions to Indemnification Under Sections
4.5.1 and 4.5.2.  Each party entitled to indemnification under
Section 4.5.1 or 4.5.2 (the "Indemnified Party") shall give notice to the party required to provide indemnification (the "Indemnifying Party") promptly after such Indemnified Party has actual knowledge of any claim as to which indemnity may be sought, and shall permit the Indemnifying Party to assume the defense of any such claim or any litigation resulting therefrom; provided, that counsel for the Indemnifying Party, who shall conduct the defense of such claim of litigation, shall be approved by the Indemnified Party (whose approval shall not be unreasonably withheld); and, provided, further, that the failure of any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its obligations under Section 4.5.1 or Section 4.5.2, as applicable. The Indemnified Party may participate in such defense at such party's expense; provided, however, that the Indemnifying Party shall pay such expense if representation of such Indemnifying Party by the counsel retained by the Indemnifying Party would be inappropriate due to actual or potential differing interests between the Indemnified Party and any other party represented by such counsel in such proceeding. No Indemnifying Party, in the defense of any such claim or litigation shall, except with the consent of each Indemnified Party, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party or a release from all liability in respect of such claim or litigation.

                            ARTICLE V

                   Conditions Precedent to the
              Obligation of the Purchaser to Close

     The obligation of the Purchaser to enter into and complete the Closing is subject to the fulfillment, prior to or on the Closing Date, of each of the following conditions, any one or more of which may be waived by the Purchaser (except when the fulfillment of such condition is a requirement of law).

     5.1 Approval of Shareholders. The Plan of Merger shall have been approved by the affirmative vote of the holders of one hundred percent (100%) of the outstanding shares of SSC and all filing and other requirements which are conditions precedent to the effectiveness of the Plan of Merger shall have been satisfied.

     5.2 Representations and Warranties. All representations and warranties of SSC and the Stockholders contained in this Agreement and in any written statement (including financial statements), exhibit, certificates schedule or other document delivered pursuant hereto or in connection with the transactions contemplated hereby shall be true and correct in all material respects as at the Closing Date, as if made at the Closing and as of the Closing Date.

     5.3 Covenants. SSC and the Stockholders shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by each of them prior to or at the Closing.

     5.4 No Actions. No action, suit, proceeding or investigation shall have been instituted, and be continuing before a court or before or by a governmental body or agency, or shall have been threatened and be unresolved, to restrain or to prevent or to obtain damages in respect of, the carrying out of the transactions contemplated hereby, or which, if successful, would materially affect the right of the Purchaser to own the Common Stock of SSC or to operate or control the assets, properties and business of SSC after the Closing Date, or which, if successful, would have a material adverse effect thereon.

     5.5 Consents; Licenses and Permits. SSC and the Stockholders shall have each obtained all consents, licenses and permits of third parties necessary for the performance by each of them of all of their respective obligations under this Agreement, and such other consents, if any, to prevent (i) agreements of SSC from terminating, the termination of which, in the aggregate, would have a material adverse effect on the business, financial condition or assets of SSC or (ii) any material indebtedness of SSC from becoming due or being subject to becoming due with the passage of time or on notice as a result of the performance of this Agreement; any other provision of this Agreement to the contrary notwithstanding.

     5.6 Certificate. The Purchaser shall have received a certificate in the form annexed hereto as Exhibit 5.6 dated the Closing Date, signed by the President and Secretary of SSC and by the Stockholders as to the satisfaction of the conditions contained in Section 5.1, 5.2 and 5.3.

     5.7 Opinion. The Purchaser shall have received the written opinion of Keziah, Gates & Samet, L.L.P. dated the Closing Date, in form and substance reasonably satisfactory to the Purchaser and its counsel substantially to the effect set forth on Exhibit 5.7 hereto.

     5.8 No Material Adverse Change. There shall have been no material change, whether or not adverse at the Closing Date in the business, assets, properties, operations, financial status or prospects of SSC since December 31, 1992.

     5.9 Escrow Agreement. At the Closing the Stockholders, the Purchaser and Maguire, Voorhis & Wells, P.A. (the "Escrow Agent") shall have entered into an escrow agreement substantially in the form annexed hereto as Exhibit 5.9.

     5.10 Employment Agreement. At the Closing James B. Sloan shall have executed the Employment Agreement between SSC and James
B. Sloan annexed hereto as Exhibit 5.10.

     5.11  Non-Competition Agreement.  At the Closing James B.
Sloan shall have executed the Non-Competition Agreement annexed hereto as Exhibit 5.11.

     5.12 Lease Agreements. At the Closing the Lease Agreements annexed hereto as Exhibits 5.12(a) through (f) shall have been executed between SSC and Swaim Investment Company.

     5.13 Additional Documents. SSC and the Stockholders shall have delivered all such other certificates and documents as the purchaser or its counsel may have reasonably requested.

     5.14 Approval of Counsel. All actions, proceedings, instruments and documents required to carry out this Agreement, or under the conditions of the Closing as provided in Section 7.3 hereof, and all other related legal matters shall have been approved as to the form and substance by Maguire, Voorhis & Wells, P.A. as counsel to the Purchaser, which approval shall not be unreasonably withheld or delayed.

                           ARTICLE VI

            Conditions Precedent to the Obligation of
                SSC and the Stockholders to Close

     The obligation of SSC and the Stockholders to enter into and complete the Closing is subject to the fulfillment, prior to or on the Closing Date, of each of the following conditions, any one or more of which may be waived by SSC and all of the Stockholders (except when the fulfillment of such condition is a requirement of law).

     6.1 Approval of Shareholders. The condition for approval by the shareholders of SSC set forth in Section 5.1 hereof shall have been satisfied.

     6.2 Representations and Warranties. All representations and warranties of the Purchaser contained in this Agreement and in any written statement (including financial statements), exhibit, certificate, schedule or other document delivered pursuant hereto or in connection with the transactions contemplated hereby shall be true and correct in all material respects as at the Closing Date, as if made at the Closing and as of the Closing Date.

     6.3 Covenants. The Purchaser shall have performed and complied in all material respects with all covenants and agreements required by this Agreement and the Plan of Merger to be performed or complied by it prior to or at the Closing.

     6.4 No Actions. No action, suit, proceeding, or investigation shall have been instituted, and be continuing, before a court or before or by a governmental body or agency, or have been threatened, and be unresolved, by any governmental body or agency to restrain or prevent, or obtain damages in respect of, the carrying out of the transactions contemplated hereby, or which, if successful, would materially affect the right of the Stockholders to own the Hughes Stock or which, if successful, would have a material adverse effect on the assets, properties and business of the Purchaser.

     6.5 Consents. The Purchaser shall have obtained all consents, licenses and permits of third parties necessary for the performance of all its respective obligations under this Agreement and the Plan of Merger.

     6.6 No Material Adverse Change. There shall have been no material adverse change at the Closing Date in the business, assets, properties, operations, financial status or prospects of the Purchaser since January 29, 1993.

     6.7 Certificate. SSC and the Stockholders shall have received a certificate in the form annexed hereto as Exhibit 6.7 dated the Closing Date, signed by the President and Secretary of the Purchaser as to the satisfaction of the conditions contained in Sections 6.2 and 6.3.

     6.8 Opinion. SSC and the Stockholders shall have received the written opinion of Maguire, Voorhis & Wells, P.A. dated the Closing Date, in form and substance satisfactory to SSC and the Stockholders and their counsel substantially to the effect set forth on Exhibit 6.8 hereto.

     6.9 Execution of Other Agreements. The Purchaser and SSC shall have executed the Escrow Agreement referred to in Section 5.9 and the Purchaser shall have deposited with the Escrow Agent the amount of the Merger Consideration required thereunder and SSC shall have executed the Employment Agreement, Non-Competition Agreement and Lease Agreements referred to in Sections 5.10 through
5.12 of this Agreement.

     6.10 Additional Documents. The Purchaser shall have delivered all such certified resolutions, certificates and documents with respect to the Purchaser as SSC and the Stockholders or their counsel may have reasonably requested.

     6.11 Approval of Counsel. All actions, proceedings, instruments and documents required to carry out this Agreement or under the conditions of the Closing as provided in Section 7.3 hereof, and all other related legal matters, shall have been approved as to form and substance by Keziah, Gates & Samet, L.L.P., as counsel to SSC and the Stockholders, which approval shall not be unreasonably withheld or delayed.

     6.12 Release of Stockholder Guarantees and Payment of Designated Indebtedness of SSC. The Purchaser shall have used, and shall after the Closing continue to use, its best efforts to obtain the release, concurrently with the Closing or thereafter, of any personal guarantees given by the Stockholders with respect to obligations of SSC; and at the Closing shall pay or cause the payment of the existing indebtedness of SSC to NationsBank of North Carolina, N.A., the Testamentary Trust Under the Will of William S. Swaim, and Swaim Investment Company.


                           ARTICLE VII

                             Closing

     7.1 The Closing. The closing of the acquisition of the Common Stock contemplated by this Agreement (the "Closing") shall be deemed to occur simultaneously with the Effective Date of the Plan of Merger subject to and contemporaneously with the filing of the Plan of Merger with the North Carolina Secretary of State and the satisfaction and/or waiver of all of the other conditions of the Effective Date under the Plan of Merger and of the Closing as set forth in Section 7.3 hereof. The date on which the Closing shall be deemed to have occurred is referred to in this Agreement as the "Closing Date."

     7.2 Location, Time and Date. The location for the delivery of the items to be delivered by the parties under the conditions of the Closing set forth in Section 7.3 hereof shall be the offices of Keziah, Gates & Samet, 400 High Point Bank Building, 300 North Main Street, High Point, North Carolina, and the time and date for such delivery shall be 10:00 o'clock a.m. on January 28, 1994 or at such other time and place as may be actually agreed to by the parties hereto, but in any event not later than February 15, 1994.

     7.3 Conditions of the Closing. The delivery of the items to be delivered of SSC and the Stockholders as provided in Section 7.4 hereof and the delivery of the items to be delivered by the Purchaser as provided in Section 7.5 hereof, together with the filing of the Articles of Merger with the North Carolina Secretary of State as provided in paragraph 2.1(a) of the Plan of Merger shall constitute the conditions of the Closing.

     7.4 Items to be Delivered by SSC and the Stockholders. At the Closing, SSC and the Stockholders will deliver or cause to be delivered to the Purchaser:

           (a) The certificates which represented one hundred percent (100%) of the outstanding shares of Common Stock immediately prior to the Effective Time of the Merger (as defined in the Plan of Merger);

           (b) The certificate required by Section 5.6;

           (c) The opinion of Keziah, Gates & Samet, L.L.P. as required by Section 5.7;

           (d) The Escrow Agreement required by Section 5.9:

           (e) The Employment Agreement required by Section 5.10;

           (f) The Non-Competition Agreement required by Section
5.11;
           (g) The Lease Agreements required by Section 5.12; and

           (h) Such other certified resolutions, documents and certificates as are required to be delivered by SSC and the stockholders pursuant to the provisions of this Agreement.

     7.5 Items to be Delivered by Purchaser. At the Closing, the Purchaser will deliver or cause to be delivered to SSC and the
Stockholders:

           (a) The Merger Consideration constituting the Base Price to be delivered to the Stockholders in accordance with Section
1.2.2.1 of this Agreement;

           (b) The certificate required by Section 6.7;

           (c) The opinion of Maguire, Voorhis & Wells, P.A.
required by Section 6.8; and

           (d) The Escrow Agreement (together with evidence of the deposit by the Purchaser with the Escrow Agent of the Base
Consideration required by Section 1.2.2.1 of this Agreement), the Employment Agreement, the Non-Competition Agreement, and Lease
Agreements required by Sections 5.9 through 5.12;

           (e) Such other certified resolutions, documents and certificates as are required to be delivered by the Purchaser pursuant to the provisions of this Agreement.

           (f) Evidence of compliance with the Purchaser's obligations under Section 6.12.


                          ARTICLE VIII

          Survival of Representations; Indemnification

     8.1 Survival. The parties hereto agree that their respective representations, warranties, covenants and agreements contained in this Agreement shall survive the Closing for a period of three (3) years from the Closing Date.

     8.2 Indemnification by SSC and the Stockholders. SSC and the Stockholders agree to save, defend and indemnify the Purchaser against and hold it harmless from any and all liabilities, of every kind, nature and description, fixed or contingent (including, without limitation, reasonable counsel fees and expenses in connection with any action, claim or proceeding relating to such liabilities) ("Damages") arising from the breach of any of their representations, warranties or covenants contained herein or the several exhibits hereto, including, without limitation, any tax liabilities to the extent not so reflected or reserved against in the Balance Sheet, subject to the provisions of Sections 8.5.1,
8.5.2 and 8.5.4. Prior to the Closing, indemnification provided for in this Section 8.2 shall be a liability of and shall be paid solely by SSC. After the Closing, any liability for indemnification provided for in this Section 8.2 shall be a liability solely of the Stockholders limited, in each case, to the pro rata amount of such liability represented by the Stockholder's pro rata ownership of shares of SSC immediately prior to the acquisition of the shares of SSC by the Purchaser.

     8.3 Indemnification by the Purchaser. The Purchaser agrees to save, defend and indemnify SSC and the Stockholders against and hold them harmless from any and all Damages arising from the breach of any of its representations, warranties or covenants contained herein or the several exhibits hereto, subject to the provisions of
Section 8.5.1, 8.5.3 and 8.5.4, provided, however, that the maximum cumulative amount of such indemnification shall not exceed One Million Dollars ($1,000,000.00).

     8.4 Nature of Liability of SSC and the Stockholders. Each of the representations and warranties of the Stockholders contained in this Agreement are joint and several subject, however, to the limitations on liability set forth in Sections 8.2 and 8.5 hereof.

     8.5   Limitations of Liability.

           8.5.1 Claims. No claim for indemnification hereunder shall be made by the Purchaser against the Stockholders under
Section 8.2 or by the Stockholders against the Purchaser under
Section 8.3 unless and until the aggregate of any and shall such claims then being made shall exceed the sum of Twenty Five Thousand Dollars ($25,000.00). All claims for Damages arising out of breaches of representations or warranties regarding tax deficiency assessments relating to federal and state income tax returns filed prior to closing, shall be computed net of the present value of all readily ascertainable future tax benefits associated therewith. No claim shall be made for matters adequately covered by insurance. The parties waive subrogation rights against each other with respect to all matters as to which an insurance recovery shall have been actually received after the Closing so long as the terms of any insurance policy are not violated by such waiver.

           8.5.2 Liability of SSC and the Stockholders. Upon a final determination (as Provided in Section 8.5.4) of the amount of any specific claim for Damages made against SSC or the Stockholders by the Purchaser, the Purchaser shall be entitled to recover the amount of such Damages as finally determined, provided, however, that no liability of the Stockholders shall exceed the limitation set forth in Section 8.2 hereof.

           8.5.3 Liability of the Purchaser. Upon a final determination (as provided in Section 8.5.4) of the amount of any specific claim for Damages made against the Purchaser by SSC or the Stockholders, SSC and the Stockholders shall be entitled to recover the amount of such Damages as finally determined, provided, however, that no liability of the Purchaser shall exceed the limitation set forth in Section 8.3 hereof.

           8.5.4 Final Determination. In the event of a final determination (as defined herein) that the aggregate Damages asserted by the Purchaser or by SSC or by the Stockholders exceed the sum of Twenty Five Thousand Dollars ($25,000.00), the asserting party shall be entitled to recover the aggregate amount of such Damages in excess of Twenty Five Thousand Dollars ($25,000.00).
For the purposes of Section 8.5.2 or 8.5.3, a final determination shall exist when (i) the parties agree upon the amount, or (ii) a court of competent jurisdiction shall have made a final determination with respect thereto and appeal therefrom shall not have been taken within thirty (30) days from the date of such determination. The asserting party will assign to the other party any claims against which the asserting party has been indemnified and has been paid as provided herein, as to which there may be claims against others, and the other party in all respects shall be subrogated to the rights of the asserting party in connection therewith.

     8.6 Defense of Claims. Each party entitled to indemnification under this Article VIII (the "Indemnified Party") agrees to notify the party required to provide indemnification (the "Indemnifying Party") with reasonable promptness of any claim asserted against it in respect of which the Indemnifying Party may be liable under this Agreement, which notification shall be accompanied by a written statement setting forth the basis of such claim and the manner of calculation thereof. The Indemnifying Party shall have the right, at its election, to defend or compromise any such claim at their own expense with counsel of their choice; provided, however, that (i) such counsel shall have been approved by the Indemnified Party prior to engagement, which approval shall not be unreasonably withheld or delayed; (ii) the Indemnified Party may participate in such defense, if it so chooses with its own counsel and at its own expense; and (iii) any such defense or compromise shall be conducted in a manner which is reasonable and not contrary to the Indemnified Party's interest.
In the event the Indemnifying Party does not undertake to defend or compromise, the Indemnifying Party shall promptly notify the Indemnified Party of its intention not to undertake to defend or compromise the claim.

                           ARTICLE IX

                     Termination and Waiver


     9.1 Termination. Anything herein or elsewhere to the contrary notwithstanding, this Agreement may be terminated and the transactions provided for herein abandoned at any time prior to the
Closing:
           (a) By mutual consent of the Purchaser, SSC and all of the Stockholders;

           (b) By the Purchaser if any of the conditions set forth in Article V hereof shall not have been fulfilled on or prior to February 15, 1994, or shall become incapable of fulfillment, and shall not have been waived;

           (c) By SSC and all the Stockholders if any of the conditions set forth in Article VI hereof shall not have been fulfilled on or prior to February 15, 1994, or shall have become incapable of fulfillment, and shall not have been waived;

           (d) By the Purchaser or the Stockholders holding more than twenty percent (20%) of the SSC Stock, if any legal action or proceeding shall have been instituted or threatened seeking to restrain, prohibit, invalidate or otherwise affect the consummation of the transactions contemplated by this Agreement which makes it inadvisable, in the judgment of the Purchaser or all the Stockholders, to consummate same.

     In the event that this Agreement is terminated as described above, this Agreement shall be void and of no force and effect, without any liability or obligation on the part of any of the parties hereto except for any liability which may arise pursuant to
Section 10.2.

     9.2 Waivers. Any condition to the performance of SSC, the Stockholders or the Purchaser which legally may be waived on or prior to the Closing Date may be waived at any time by the party entitled to the benefit thereof by action taken or authorized by an instrument in writing executed by the relevant party or parties. The failure of any party at any time or times to require performance of any provision hereof shall in no manner affect the right of such party at a later time to enforce the same. No waiver by any part of the breach of any term, covenant, representation or warranty contained in this Agreement as a condition to such party's obligations hereunder shall release or affect any liability resulting from such breach, and no waiver of any nature, whether by conduct or otherwise, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such condition or of any breach of any other term, covenant, representation or warranty of this Agreement.


                            ARTICLE X

                    Miscellaneous Provisions


     10.1 Expenses. Except as otherwise expressly provided or set forth in, or required by, this Agreement, Purchaser and SSC shall bear its own expenses in connection herewith.

     10.2 Confidential Information. Each party agrees that such party and its representatives will hold in strict confidence all information and documents received from the other parties and, if the transactions herein contemplated shall not be consummated, each party will continue to hold such information and documents in strict confidence and will return to such other parties all such documents (including the exhibits attached to this Agreement) then in such receiving party's possession without retaining copies thereof; provided, however, that each party's obligations under the
Section 10.2 to maintain such confidentiality shall not apply to any information or documents that are in the public domain at the time furnished by the others or that come in the public domain thereafter through any means other than as a result of any act of the receiving party or of its agents, officers, directors or stockholders which constitutes a breach of this Agreement, or that are required by applicable law to be disclosed.

     10.3 Modification, Termination or Waiver. This Agreement may be amended, modified, superseded or terminated, and any of the terms, covenants, representations, warranties or conditions hereof may be waived, but only by a written instrument executed by the party waiving compliance. The failure of any party at any time or times to require performance of any provision hereof shall in no manner affect the right of such party at a later time to enforce the same.

     10.4 Publicity. The parties agree that no publicity, release or other public announcement concerning the transactions contemplated by this Agreement shall be issued by either party without the advance approval of both the form and substance of the same by the other party and its counsel, which approval, in the case of any publicity, release or other public announcement required by applicable law, shall not be unreasonably withheld or delayed.

     10.5 Notices. Any notice or other communication required or which may be given hereunder shall be in writing and either be delivered personally or be mailed, certified or registered mail, postage prepaid, and shall be deemed given when so delivered personally, or if mailed, two (2) days after the date of mailing, as follows:

     If to the Purchaser, to:      Hughes Supply, Inc.
                                   20 North Orange Avenue
                                   Suite 200
                                   Orlando, Florida 32802-2273
                                   Attn:  J. Stephen Zepf
                                          Chief Financial Officer

     With a copy to:               Maguire, Voorhis & Wells, P.A.
                                   Post Office Box 633
                                   Orlando, Florida 32802
                                   Attn: Robert N.Blackford, Esq.

     If to SSC, to:                Swaim Supply Company
                                   300 Woodbrook Drive
                                   High Point, North Carolina 27262
                                   Attn: James B. Sloan
                                         President


     With a copy to:               Keziah, Gates & Samet, L.L.P.
                                   Post Office Box 2608
                                   High Point, North Carolina
                                   27261-2608
                                   Attn: S. Perry Keziah, Esq.

     If to the Stockholders, to
     each of them as follows:      Testamentary Trust Under Will of
                                   William S. Swaim
                                   c/o James B. Sloan, Trustee
                                   300 Woodbrook Drive
                                   High Point, North Carolina
                                   27262

                                   James B. Sloan
                                   300 Woodbrook Drive
                                   High Point, North Carolina
                                   27262

     With a copy to:               Keziah, Gates & Samet, L.L.P.
                                   Post Office Box 2608
                                   High Point, North Carolina
                                   27261-2608
                                   Attn: S. Perry Keziah, Esq.

The parties may change the persons and addresses to which the notices or other communications are to be sent by giving written notice of any such change in the manner provided herein for giving notice.

     10.6 Binding Effect and Assignment. This Agreement shall be binding upon and inure to the benefit of the successors and assigns of the parties hereto; provided, however, that no assignment of any rights or delegation of any obligations provided for herein may be made by any party without the express written consent of the other parties.

     10.7 Entire Agreement. This Agreement contains the entire agreement between the parties with respect to the subject matter hereof.

     10.8 Exhibits. All Exhibits annexed hereto and the documents and instruments referred to herein or required to be delivered simultaneously herewith or at the Closing are expressly made a part of this Agreement as fully as though completely set forth herein, and all references to this Agreement herein or in any of such Exhibits, documents or instruments shall be deemed to refer to and include all such Exhibits, documents and instruments.

     10.9 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida applicable to agreements made and to be performed entirely within that State, excluding the choice of law rules thereof. Agreement may be executed in counterparts each of which shall be deemed to be an original, but which together shall constitute one and the same instrument.

     10.10 Section Headings. The section headings contained in this Agreement are inserted for convenience of reference only and shall not affect the meaning or interpretation of this Agreement.

     10.11 Gender. Words of the masculine gender in this Agreement shall be deemed and construed to include correlative words of the feminine and neuter genders and words of the neuter gender shall be deemed and construed to include correlative words of the masculine and feminine genders.

     10.12 Severability. The invalidity or unenforceability of any term or provision of this Agreement shall in no way impair or affect the balance thereof, which shall remain in full force and effect.



      [THE REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]
     10.13 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but which together shall constitute one and the same instrument.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.


(SEAL)                             HUGHES SUPPLY, INC.


Attest:s/Robert N. Blackford       By:  s/J. Stephen Zepf
       Robert N. Blackford              J. Stephen Zepf
       Secretary                        Treasurer


(SEAL)                             SWAIM SUPPLY COMPANY


Attest:s/Patricia S. Sloan         By:  s/James B. Sloan
       Patricia S. Sloan                James B. Sloan
       Secretary                        President


                                   STOCKHOLDERS

                                   TESTAMENTARY TRUST UNDER WILL OF
                                   WILLIAM S. SWAIM


                                   By:  s/James B. Sloan
                                        James B. Sloan, Trustee


                                   s/James B. Sloan
                                   JAMES B. SLOAN
(O:\CORP\032\HUGHES\SSC\ACQ4.AGT)

                        List of Exhibits



1.1        Plan of Merger

2.1 Good Standing as a Foreign Corporation, Certified Copy of Articles of Incorporation and Certified Copy of By-
           Laws

2.3        Subsidiaries

2.4        Consents

2.5        List of Shareholders and Shares Held

2.6        Audited Financial Statements

2.7        Liabilities

2.8        Actions Since Balance Sheet Date

2.9        Material Changes

2.10       Taxes and List of States Where Tax Returns Filed

2.11       Ownership of Assets; Trademarks, etc.

2.12       Insurance

2.13       Litigation, Compliance with Law

2.14       Description of all Real Properties Owned or Leased

2.15       Other Agreements, Obligations, Performance

2.17       Accounts and Notes Receivable

2.18       Permits, Licenses, Orders, Franchises and Approvals

2.19       Bank Accounts

2.20       Interest in Assets

2.21       Salary Information

2.22       Employee Benefit Plans

2.24       Broker Agreements

2.25       Labor Discussions

2.26       Business Conducted Under any Other Name

2.27       Pollution and Other Regulations

3.3        Consents of Purchaser

3.7        Absence of Changes

3.8        Brokers - Purchaser

3.9        Litigation; Compliance with Laws by Purchaser

5.6        Certificate of Officers of SSC and Stockholders

5.7        Opinion of Keziah, Gates & Samet, L.L.P.

5.9        Escrow Agreement

5.10       Employment Agreement of James B. Sloan

5.11       Non-Competition Agreement of James B. Sloan

5.12
(a)-(f)    Lease Agreements between SSC and Swaim Investment
           Company

6.7        Certificate of Officers of Purchaser

6.8        Opinion of Maguire, Voorhis & Wells, P.A.





(o:\corp\032\hughes\ssc\acq4.agt)